UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 5, 2013

Uranium Resources, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33404	75-2212772
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
405 State Highway 121 Bypass, Building A, Suite 110 Lewisville, TX	75067
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:	(972) 219-3330
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02  Unregistered Sales of Equity Securities.

On March 5, 2013, Uranium Resources, Inc. (the “Company” or “URI”) issued 1,960,784 shares of its common stock to Resource Capital Fund V L.P. (“RCF”) at a subscription price of $2.55 per share, or approximately $5.0 million in the aggregate, upon RCF’s exercise of subscription rights pursuant to the Company’s previously announced shareholder rights offering. The subscription price for such shares was satisfied by offset against borrowings outstanding under the Bridge Loan Agreement (“Bridge Loan Agreement”), dated December 17, 2012, between the Company, the guarantors named therein and RCF, pursuant to which RCF loaned $5.0 million to the Company on December 18, 2012. The Company also issued an additional 26,482 shares of its common stock to RCF at a price of $2.9894 per share, or $79,166.67 in the aggregate, in payment of interest due under the Bridge Loan Agreement. Following the issuance of such shares, RCF’s ownership position in the Company increased from approximately 28.0% to approximately 32.8%. The issuance of such shares was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. There were no underwriting discounts or commissions paid in connection with such issuances.

Item 8.01  Other Events.

On March 5, 2013, the Company closed its shareholder rights offering which expired at 5:00pm ET on February 27, 2013. The Company received gross proceeds of $8.9 million, before expenses, $5.0 million of which was used to repay borrowings under the Bridge Loan Agreement and the remainder of which will be used for general working capital.

As a result of the offering, the Company issued a total of approximately 3.5 million shares of its common stock, representing 69% of the maximum number of common shares available under the rights offering.

URI will distribute the new common shares acquired through the rights offering to registered subscribers within three business days after the closing of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Uranium Resources, Inc.

Dated:	March 7, 2013	By:	/s/ Thomas H. Ehrlich
Name: Thomas H. Ehrlich
Title: Vice President and Chief Financial Officer